Exhibit 99.1

Zoned Properties Reports Strong Second Quarter 2023 Financial Results

Posting Positive Net Income and Revenue Growth of 55%

Strong Balance Sheet Allows for Continued Scaling of Investment Portfolio

SCOTTSDALE, AZ., August 14, 2023 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis, today announced its second quarter financial results and operational highlights. The following results pertain to the three months ended June 30, 2023.

Second Quarter Financial Highlights:

●	Revenues were $772,617 for the quarter ended June 30, 2023, compared to revenues of $498,652 for the quarter ended June 30, 2022, representing an increase of 55%.

●	The Company reported net income of $42,159 for the quarter ended June 30, 2023, as compared to a net loss of $39,063 for the quarter ended June 30, 2022.

●	Cash provided by operating activities was $140,195 for the quarter ended June 30, 2023,

●	Operating expenses were $707,812 for the quarter ended June 30, 2023, compared to $507,856 for the quarter ended June 30, 2022, representing an increase of 39%.

●	The Company had cash on hand of $3.28 million as of June 30, 2023, compared to cash on hand of $3.25 million as of March 31, 2023.

Management Commentary:

“We are laser focused on the continued growth of our property investment portfolio targeting direct-to-consumer real estate leased to best-in-class cannabis retailers. Our team has been leveraging our property technology and national services network, which gives us a competitive edge to identify great acquisition and investment opportunities. With a full pipeline of acquisition prospects, a robust balance sheet, and a strategic capital allocation approach, we are incredibly enthusiastic about the growth opportunity for Zoned Properties. Given our line of sight on the properties we are pursuing, we anticipate capital deployment to be active for the remainder of the year,” said Bryan McLaren, Chief Executive Officer of Zoned Properties.

“Moreover, as we look at our tangible book value, future growth prospects, and our current business in relation to our public valuation, we recognize the significant disconnect. Our leadership team is exploring all possible strategies to drive shareholder value, and we look forward to keeping shareholders apprised of our progress on a go-forward basis.”

Operational Highlights:

●	Zoned Properties has secured contractual rights for new real estate acquisition targets that have been positioned for lease opportunities to best-in-class cannabis dispensary retailers in new and exciting state markets. The Company has properties secured in escrow under either option or purchase agreements in Arizona, Alabama, Mississippi, and Missouri.

●	The Company’s Property Investment Portfolio remains strong with 100% occupied assets net-leased to consumer-focused and brand-centric cannabis tenants with a weighted average lease term of 15 years.

●	Zoned Properties continues to build out its proprietary cannabis technology platform, REZONE, in preparation for commercial launch. REZONE is a zoning and mapping software solution focusing on democratizing real estate information for the regulated cannabis industry in partnership with Zoneomics. The platform is built on the foundations of Artificial Intelligence (“AI”) and Machine Learning algorithms that can intelligently collect, rationalize and categorize vast streams of real estate data layers, with a focus on cannabis-related data. This data is then provided to users in a business-ready format. The platform allows users to search for parcels or survey entire markets and visualize the available green zone parcels, identify potential setback issues and gain other valuable insights according to local zoning codes. The primary objective is to help users capture cannabis real estate insights with ease.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis. The Company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development model; the Company’s Property Technology, Advisory Services, Commercial Brokerage, and Investment Portfolio divisions collectively cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties is an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Business Council. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com